Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR 2007 SECOND QUARTER
Union City, CA — August 9, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported its financial results for the second quarter ended June 30, 2007. Net sales for the second quarter of 2007 were $4.1 million, up 24% from $3.3 million in the second quarter of 2006. Net loss totaled $1.7 million, or $0.02 per share, for the second quarter of 2007, compared to a net loss of $2.2 million, or $0.04 per share, for the second quarter of 2006. Net sales totaled $7.8 million for the six month period ended June 30, 2007, up 47% from $5.3 million in the same period in 2006. Net loss totaled $5.5 million, or $0.08 per share, for the six month period ended June 30, 2007, compared to a net loss of $5.3 million, or $0.10 per share, for the same period in 2006. Questcor’s results for the three and six month periods ended June 30, 2007 include an increase in net sales of $0.6 million resulting from a reduction of Questcor’s estimate of reserves for Acthar product returns as of June 30, 2007. The reduction in the estimate of Acthar product returns resulted from a decrease in Acthar inventories held by Questcor’s wholesaler customers as part of Questcor’s previously announced transition from traditional wholesaler distribution to specialty distribution during June and July.
In May, Questcor’s Board of Directors determined that Questcor’s sales-force driven business strategy was not generating an appropriate return and took action to terminate that strategy. Questcor is in the final stages of selecting its new strategy and will announce this strategy in the near future. In preparation for implementing this new strategy, Questcor is:
•	Transitioning to specialty distribution for Acthar. The transition to specialty distribution for Acthar began during the second quarter and was completed by the end of July. This new distribution system provides seamless support for Acthar including providing necessary information to healthcare providers and families, assisting with reimbursement, and distributing product faster. As of the end of July, this transition had virtually eliminated all Acthar inventories held by wholesalers.

•	Preparing to respond to an action letter from the FDA. The FDA’s action letter indicated that Questcor’s submission of its Acthar Gel supplemental new drug application for the treatment of infantile spasms was not approvable in its current form. Questcor is preparing to request a meeting with the FDA to discuss the FDA’s findings and determine the work needed to obtain approval of Acthar for the treatment of infantile spasms.

•	Continuing to advance its pipeline. Questcor has made substantial progress in its formulation work with respect to QSC-001, Questcor’s proprietary orally dissolving tablet, or ODT, formulation of hydrocodone and acetaminophen. In addition, Questcor continues to advance a number of other interesting opportunities.

•	Reducing cash burn and preserving capital. One of Questcor’s key goals is the preservation of capital. Various actions Questcor has taken to streamline its field organization and improve the distribution of Acthar are expected to result in annual cash savings of $5.0 million to $6.0 million. Cash, cash equivalents and short-term investments at the end of the quarter were $14.1 million, a decrease of $0.6 million from the end of the first quarter.
“This quarter marked a period of significant change at Questcor. We are in the final stages of examining different strategies to best position Acthar to benefit patients, advance our product development programs, and preserve our capital,” said Don Bailey, Interim President of Questcor. “We expect to be able to share the details of our new strategy with investors shortly.”
Financial Results for the Three and Six Month Periods Ended June 30, 2007
Total net sales were $4.1 million and $7.8 million, respectively, for the three and six month periods ended June 30, 2007 as compared to $3.3 million and $5.3 million for the same periods in 2006. Net sales of Acthar were $3.9 million and $7.2 million, respectively, for the three and six month periods ended June 30, 2007 as compared to $3.2 million and $5.2 million for the same periods in 2006. Net sales of Acthar for the three and six month periods ended June 30, 2007 include an increase in net sales of $0.6 million resulting from a reduction of Questcor’s estimate of reserves for Acthar product returns as of June 30, 2007. The reduction in the estimate of Acthar product returns resulted from a decrease in Acthar inventories held by Questcor’s wholesaler customers as part of Questcor’s previously announced transition from traditional wholesaler distribution to specialty distribution during June and July.
In July 2007, Questcor began using CuraScript, a third party specialty distributor, to distribute Acthar and to facilitate customers obtaining reimbursement. To ease the transition of Acthar distribution to CuraScript, Questcor began working with its wholesaler distribution customers in June and July to decrease the level of Acthar inventories held by these wholesalers and their customers while ensuring that Acthar was available to meet all patient demand. The reduction of Acthar inventories held by wholesalers and their customers in June and July resulted in Questcor’s shipments for these months being lower than patient demand because a portion of patient demand was met by the delivery of existing inventories of Acthar held by wholesalers and their customers.
Selling, general and administrative expenses were $4.7 million and $10.3 million, respectively, for the three and six month periods ended June 30, 2007 as compared to $4.2 million and $8.4 million for the three and six month periods ended June 30, 2006. During the second quarter of 2007, Questcor incurred one-time expenses totaling $0.7 million for severance benefits and other costs associated with the reduction of its field organization and the departure of its Chief Executive Officer. On May 25, 2007, Questcor reduced its field organization from 45 to 13. Questcor expects the reduction of its field organization to generate annual cash savings of between $4.0 million and $5.0 million. Other cost reductions are expected to increase the annual cash savings to a range of $5.0 million to $6.0 million.
Research and development expenses were $1.0 million and $2.1 million, respectively, for the three and six month periods ended June 30, 2007, as compared to $0.7 million and $1.1 million for the three and six month periods ended June 30, 2006. The increase was due primarily to the addition of Questcor’s clinical and development leadership team during the fourth quarter of 2006 and increased expenses associated with Questcor’s product development efforts.

In June 2007, Questcor divested its non-core development-stage product Emitasol (nasal metoclopramide) for net proceeds of $0.4 million. Under the terms of the agreement Questcor may receive a royalty on product sales of Emitasol as well as future payments based on the achievement of certain clinical and commercial goals.
As of June 30, 2007, Questcor’s cash, cash equivalents and short-term investments totaled $14.1 million as compared to $14.7 million as of March 31, 2007 and $18.4 million as of December 31, 2006. As of June 30, 2007, Questcor had 69,207,147 common shares and 2,155,715 Series A preferred shares outstanding.
Quarter ended June 30, 2007 Conference Call — Questcor will be hosting a conference call to discuss these results on Thursday, August 9, 2007 at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 10602917. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.
This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
A telephonic replay of this call will be available from 5:00 p.m. Eastern Time on August 9, 2007 through 11:59 p.m. Eastern Time on August 16, 2007. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 10602917.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and sells therapeutics for the treatment of neurological disorders. Questcor currently owns H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis and Doral® (quazepam) that is indicated for the treatment of insomnia, characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to identify and hire a permanent Chief Executive Officer, Questcor’s ability to accurately forecast demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s ability to successfully transition the distribution of Acthar from wholesalers to CuraScript, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its non-core products, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, marketing and regulatory risks, and the ability of Questcor to implement its strategy, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Eric Liebler
510-400-0700
IR@Questcor.com

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006

Net product sales	$4,144	$3,329	$7,845	$5,339
Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	914	652	1,764	1,278
Selling, general and administrative	4,747	4,241	10,297	8,411
Research and development	951	708	2,091	1,088
Depreciation and amortization	125	78	248	124

Total operating costs and expenses	6,737	5,679	14,400	10,901

Loss from operations	(2,593)	(2,350)	(6,555)	(5,562)
Other income (expense):
Interest income	181	151	391	332
Other income (expense), net	247	(16)	240	(22)
Gain on sale of product rights	448	—	448	—

Total other income	876	135	1,079	310

Net loss	$(1,717)	$(2,215)	$(5,476)	$(5,252)

Net loss per share — basic and diluted	$(0.02)	$(0.04)	$(0.08)	$(0.10)

Shares used in computing net loss per share — basic and diluted	68,989	56,067	68,882	55,319

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	June 30,	December 31,
	2007	2006

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$14,073	$18,425
Accounts receivable, net of allowance for doubtful accounts of $44 and $55 at June 30, 2007 and December 31, 2006, respectively	1,215	1,783
Inventories, net	2,414	2,965
Prepaid expenses and other current assets	555	811

Total current assets	18,257	23,984
Property and equipment, net	618	665
Purchased technology, net	4,117	3,965
Goodwill	299	299
Deposits and other assets	733	722

Total assets	$24,024	$29,635

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,371	$2,154
Accrued compensation	829	1,019
Sales-related reserves	2,465	2,784
Other accrued liabilities	464	521

Total current liabilities	5,129	6,478
Lease termination and deferred rent liabilities	1,974	1,961
Other non-current liabilities	13	18
Preferred stock, no par value, 7,500,000 shares authorized; 2,155,715 Series A shares issued and outstanding at June 30, 2007 and December 31, 2006 (aggregate liquidation preference of $10,000 at June 30, 2007 and December 31, 2006)	5,081	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 69,207,147 and 68,740,804 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	106,551	105,352
Accumulated deficit	(94,732)	(89,256)
Accumulated other comprehensive gain	8	1

Total shareholders’ equity	11,827	16,097

Total liabilities, preferred stock and shareholders’ equity	$24,024	$29,635